EXHIBIT 5.1

November 7, 2014

Accelerate Diagnostics, Inc.

3950 South Country Club Road, Suite 470

Tucson, Arizona 85714

Attn: Steve Reichling

Re:	Registration Statement on Form S-8
Accelerate Diagnostics, Inc., Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as counsel to Accelerate Diagnostics, Inc., a Delaware corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission (the “Commission”) on Form S-8 of 4,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which may be issued pursuant to the Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan, as amended (the “Plan”). In connection with this registration, we have reviewed the proceedings of the board of directors of the Company relating to the approval of the Plan and the registration and the issuance of the Shares, the Company’s Certificate of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan against payment therefor, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in appropriate sections of the Registration Statement that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Snell & Wilmer L.L.P.